CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated May 23, 2018 and July 27, 2018, with respect to the financial statements of Wells Fargo Small Cap Value Fund and Wells Fargo Small Company Value Fund, two of the funds comprising Wells Fargo Funds Trust, as of March 31, 2018 and May 31, 2018, respectively, incorporated herein by reference, and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Information Statement.

/s/ KPMG LLP

Boston, Massachusetts
May 30, 2019